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                                                                    EXHIBIT 99.1


            CMS ENERGY'S BOARD OF DIRECTORS ANNOUNCES RESIGNATION OF
           WILLIAM T. MCCORMICK, JR., ELECTION OF KENNETH WHIPPLE AS
                                CHAIRMAN AND CEO

               DEARBORN, Mich., May 24, 2002 -- CMS Energy Corporation (NYSE:CMS) today announced its Board of Directors has accepted the resignation of William T. McCormick, Jr., as chairman and chief executive officer.

               The Board elected Kenneth Whipple, retired executive vice president of Ford Motor Co. and a member of CMS Energy's Board of Directors, to succeed Mr. McCormick as chairman and chief executive officer.

               "The Board thanks Bill McCormick for his many years of service and leadership of CMS Energy," said Whipple.

               Whipple, 67, was executive vice president of Ford Motor Co. and president of Ford Financial Services from 1988 until his retirement in 1999. From 1997 to 1998 he was chairman and chief executive officer of Ford Motor Credit Co. He has previously served as chairman and chief executive officer of Ford of Europe, Inc., from 1986 to 1988. Whipple earned a bachelor's degree in business and engineering from Massachusetts Institute of Technology.

               He is a director of AB Volvo and a trustee of thirteen J.P. Morgan Chase mutual funds. He has been a director of CMS Energy since 1993.

               CMS Energy Corporation is an integrated energy company which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, independent power generation, oil and gas exploration and production, and energy marketing, services and trading.

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For more information on CMS Energy, please visit our web site at:  www.cmsenergy.com/


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Media Contacts: Kelly M. Farr, 313/436-9253, John P. Barnett, 713/989-7556 or
Daniel C. Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590